Exhibit 99.1

Synthetech Announces President and CEO Succession

Albany, Oregon, September 5, 2006—Synthetech, Inc. (OTC: NZYM.PK) announced today that its Board of Directors has appointed Dr. Gregory Hahn as President and Chief Operating Officer effective on September 11, 2006. Dr. Hahn has over 20 years experience in the fine chemicals and pharmaceuticals manufacturing industries. Since 1999, he has worked for the FMC Corporation, most recently as Organics Global Business Director for its Lithium Division, based in Charlotte, NC. At FMC Dr. Hahn had global responsibility for the specialty organics business serving both the pharmaceutical and fine chemicals markets and provided strategic leadership for pharmaceutical growth initiatives. His experience previous to FMC was as Vice President of Sales at Sigma Aldrich Fine Chemicals, St. Louis, MO and as Marketing and Development Manager at Koch Chemical Company, Corpus Christi, TX. Dr. Hahn received his Bachelor of Science in Chemistry from Pacific Lutheran University and his Doctor of Philosophy, Organic Chemistry from the University of California, Davis.

Dr. Hahn will succeed M. "Sreeni" Sreenivasan as President, Mr. Sreenivasan will continue as Chief Executive Officer until his planned retirement on October 31, 2006, at which point, Dr. Daniel T. Fagan, Chairman of Synthetech's Board of Directors will become CEO. Mr. Sreenivasan is retiring after more than 19 years with the company, including the last 11 years as President and Chief Executive Officer.

"We are excited that Greg is joining Synthetech," stated Dr. Fagan. "Greg brings extensive senior management level experience in both the pharmaceutical and fine chemical industries."

Dr. Fagan also noted: "Greg has proven leadership skills, having successfully developed and implemented strategic plans and managed sales and marketing organizations for various companies. He believes in placing a strong emphasis on the development and growth of new products and markets and has substantial expertise and contacts in the domestic and international fine chemical and pharmaceutical industries. We are confident Greg possesses the skills and expertise necessary to position Synthetech for success in today's environment. The Board and the management team are looking forward to working with Greg."

"This is an exciting time to be joining Synthetech and I am pleased with the opportunity to succeed Sreeni as President and continue the turnaround efforts at Synthetech," said Dr. Hahn. "Synthetech has developed an excellent reputation in unnatural amino acids, peptide chemistry and multi-step chiral organic synthesis. I am eager to build on Synthetech's strengths and look forward to meeting the challenge of increasing sales through a number of promising growth opportunities. I also look forward to working with the Synthetech team to meet both the short-term and long-term challenges now facing Synthetech."

"We thank Sreeni for nearly 20 years of tireless effort on behalf of Synthetech and wish him all the best in his retirement," said Dr. Fagan. Upon his retirement, Mr. Sreenivasan will remain available to provide consulting assistance to Synthetech, primarily in evaluating international business, technology and sourcing opportunities.

About Synthetech

Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases. Synthetech also manufactures products for use in cosmeceuticals.

Synthetech's common stock is listed on the OTC Market Pink Sheets where it trades under the symbol "NZYM.PK."

MORE INFORMATION:   Web site: www.synthetech.com
E-mail:            investor@synthetech.com

CONTACT:        Gary Weber, CFO
                PO Box 646
                Albany, Oregon 97321
                541 967-6575